New World Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$90,298
Class B	$2,659
Class C	$4,219
Class F	$7,334
Total	$104,510
Class 529-A	$1,680
Class 529-B	$159
Class 529-C	$297
Class 529-E	$83
Class 529-F	$89
Class R-1	$64
Class R-2	$794
Class R-3	$766
Class R-4	$327
Class R-5	$4,405
Total	$8,664

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.7280
Class B	$.5168
Class C	$.5377
Class F	$.7282
Class 529-A	$.7280
Class 529-B	$.4779
Class 529-C	$.4956
Class 529-E	$.6444
Class 529-F	$.7411
Class R-1	$.5486
Class R-2	$.5421
Class R-3	$.6172
Class R-4	$.7419
Class R-5	$.8088

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	163,880
Class B	7,131
Class C	11,517
Class F	14,224
Total	196,752
Class 529-A	3,618
Class 529-B	476
Class 529-C	916
Class 529-E	206
Class 529-F	167
Class R-1	227
Class R-2	2,377
Class R-3	2,115
Class R-4	873
Class R-5	7,340
Total	18,315

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$47.54
Class B	$46.62
Class C	$46.20
Class F	$47.29
Class 529-A	$47.35
Class 529-B	$46.44
Class 529-C	$46.45
Class 529-E	$47.04
Class 529-F	$47.36
Class R-1	$46.46
Class R-2	$46.46
Class R-3	$47.13
Class R-4	$47.51
Class R-5	$47.71